EXHIBIT 10.16.12

[DATE]

Executive Name

Dear Nickname,

We are pleased to confirm your eligibility and participation in the Performance Retention Plan (PRP) as part of your executive compensation package.  Congratulations!  This letter and the attachment highlights the terms of your 2004 PRP grant.

Under the Performance Retention Plan (PRP), you are awarded, in the form of a grant, an amount equal to xxx% of your salary at target.  The 2004 grant is effective January 1, 2004, and is based upon your salary rate in effect at that time.

Awards earned under this plan will be based on company EBITDAR and capital expense results and have the potential to be earned at a value above or below the target grant value.  After a one-year waiting period, this grant will vest on a monthly basis in 36 equal installments.  Upon emergence from bankruptcy, the vested portion of this PRP award or a 25% minimum amount will be paid in cash.  Any unvested portion or the balance will be payable in the form of restricted common equity or units of the reorganized company.  The restricted stock or units will vest 50% on the first anniversary of the reorganization and 50% on the second anniversary of the reorganization.  Additional details about the plan are attached.  If you have questions please call Jerry Rybin on 303-268-6366.

As we emerge from bankruptcy we contemplate having in place a new long-term incentive equity plan.  When and to what extent we can make equity grants from that plan will be known as we draw closer to bankruptcy emergence.  Please be aware that, subject to timing of bankruptcy emergence, your 2004 PRP grant may be prorated in anticipation of the new plan.

As we look ahead, it’s important that we continue to focus on our operating strategy and deliver superior results.   Congratulations again and thank you for your continued dedication and commitment to Adelphia Communications.

Sincerely,

Bill Schleyer	Ron Cooper
Chairman and CEO	President and COO

Attachment